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                                                                     Exhibit N


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 (the "Registration Statement") of our report dated November 20, 1996, relating to the financial statements and financial highlights appearing in the September 30, 1996 Annual Report to Shareholders of Investment Grade Municipal Income Fund, Inc. which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
New York, New York

December 18, 1996